Exhibit 99.1

SPAR Group Announces Financial Results for the Third Quarter Ended September 30, 2018

WHITE PLAINS, N.Y., November 19, 2018 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (Nasdaq: SGRP), a leading supplier of retail merchandising, business technology and other marketing services in 10 countries throughout North America, Latin America, Asia Pacific and Africa, today announced financial results for the third quarter ended September 30, 2018.

Highlights for the three and nine-month periods ended September 30, 2018, as compared to the same periods in the prior year include:

●

Revenue for the three-month period ending September 30, 2018 increased $9.6 million, or 20 percent, to $58.4 million. International operations contributed to $2.3 million of the increase. Domestic operations contributed $7.3 million to year-over-year revenue growth with Resource Plus contributing $8.0 million of the change in Domestic revenue for the period.

●

Revenue for the nine-month period ending September 30, 2018 increased $40.8 million, or 31 percent, to $172.2 million. International operations contributed to $18.6 of the increase. Domestic operations contributed $22.2 million to year-over-year revenue growth. Resource Plus contributed $19.9 million to the change in Domestic revenue year over year

●

Operating income for the third quarter increased $1.5 million to $2.3 million compared to $828,000 during the same period last year. The increase in operating income in the third quarter was attributable to both international and domestic operations.

●

Operating income for the nine months ended September 30, 2018 decreased $467,000, or 19 percent, to $1.8 million compared to $2.3 million during the same period of 2017. The decline in operating income was driven primarily by the one-time charges of $2.0 million; partially offset by the growth in the international operations.

●	Net Income attributable to SPAR Group for the third quarter of 2018 was $621,000 or $0.03 per share; compared to net income of $246,000 or $0.01 per diluted share, during the third quarter of 2017.

●

Net loss attributable to SPAR Group for the nine months ended September 30, 2018 was ($1.0) million, or ($0.05) per share; compared to a net income of $346,000, or $0.02 per diluted share, for the same period during 2017.

Financial Results by Geography (in 000's, except per share data)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
Revenue:	2018	2017	Change	2018	2017	Change
International	$35,975	$33,690	6.8%	$109,853	$91,292	20.3%
Domestic	22,413	15,062	48.8%	62,338	40,069	55.6%
Total	$58,388	$48,752	19.8%	$172,191	$131,361	31.1%

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
Operating Income:	2018	2017	Change	2018	2017	Change
International	$1,239	$485	155.5%	$2,952	$1,583	86.5%
Domestic	1,085	343	216.3%	(1,135)	701	nmf
Total	$2,324	$828	180.7%	$1,817	$2,284	(20.4%)

	Three Months Ended September 30,			Nine Months Ended September 30,
Net income (loss):	2018	2017		2018	2017
International	$355	$3	nmf	$710	$(186)	nmf
Domestic	266	243	9.5%	(1,728)	532	nmf
Total	$621	$246	176.8%	$(1,018)	$346	nmf
				(nmf = no meaningful value)
Earnings Per Basic and Diluted share:
	$0.03	$0.01		$(0.05)	$0.02

“We posted solid improvement in financial results during the third quarter. Domestic revenue benefited from the acquisition of Resource Plus that we made earlier in the year and our international business continued to show strong organic growth. Near full employment rates in the U.S. continues to put cost pressure on profitably, which we were able to offset during the third quarter with a revenue mix shift and ongoing efficiency efforts,” said Chief Executive Officer, Christiaan Olivier. “While we continue to face headwinds domestically due to the store closures of certain retail customers, we are having success adding new customers in diverse retail channels putting us in a better position to win new business in the coming year. Our efforts to improve efficiencies should have a greater impact in the coming quarters and allow us to partially offset ongoing labor cost pressure.”

Gross Margin Profile by Geography

	Three Months Ended September 30,		Basis Point	Nine Months Ended September 30,		Basis Point
	2018	2017	Change	2018	2017	Change
International	16.1%	15.6%	43	15.2%	16.7%	(146)
Domestic	27.1%	23.5%	362	24.6%	26.4%	(181)
Total	20.3%	18.0%	225	18.6%	19.6%	(103)

Operating Income as a % of Sales

	Three Months Ended September 30,		Basis Point	Nine Months Ended September 30,		Basis Point
	2018	2017	Change	2018	2017	Change
International	3.4%	1.4%	203	2.7%	1.7%	104
Domestic	4.8%	2.3%	251	(1.8%)	1.8%	(357)
Total	4.0%	1.7%	236	1.1%	1.7%	(66)

International gross profit margin for the third quarter and nine months ended September 30, 2018 was 16.1% and 15.2%, compared to 15.6% and 16.7%, respectively, for the same periods in 2017. The improvement in gross profit margin in the third quarter was directly attributable to the positive mix of business in the international markets of Brazil, Mexico and Japan. With the exception of Canada, Mexico and Japan, year-to-date gross margin declined in all other international subsidiaries compared to last year.

Domestic gross profit margin for the third quarter and nine months ended September 30, 2018, was 27.1% and 24.6%, compared to 23.5% and 26.4%, respectively, for the same periods in 2017. Year-to-date domestic gross profit margin declined primarily due to an increase in lower margin project work compared to the same period last year.

Balance Sheet as of September 30, 2018

As of September 30, 2018, cash and cash equivalents totaled $7.0 million. Working capital was $14.2 million and current ratio was 1.3 to 1. Total current assets and total assets were $56.7 million and $71.2 million, respectively. Total current liabilities and total liabilities were $42.6 million and $45.8 million, and total equity was $25.4 million as of September 30, 2018.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide and coordinates the operations through the use of multi-lingual proprietary technology which drives the logistics, communication and reporting for global operations and customers. SPAR works primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in ten countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico, Brazil and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

This Press Release contains and the above referenced recorded comments will contain "forward-looking statements" made by SPAR Group, Inc. ("SGRP", and together with its subsidiaries, the "SPAR Group" or the "Company"), will be filed shortly in a Current Report on Form 8-K by SGRP with the Securities and Exchange Commission (the "SEC"). There also are "forward looking statements" contained in SGRP's Annual Report on Form 10-K for the year ended December 31, 2017 (the "Annual Report"), which was filed by SGRP with the SEC on April 2, 2018, and SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders to be held on or about May 2, 2017 (the "Proxy Statement"), which SGRP filed with the SEC on April 18, 2018, and SGRP's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Annual Report and the Proxy Statement, each a "SEC Report"). "Forward-looking statements" are defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, collectively, "Securities Laws").

You should carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

Company Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(248) 364-8464

Investor Contact:

Dave Mossberg

Three Part Advisors

(817) 310-0051

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive (Loss) Income

 (In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$58,388	$48,752	$172,191	$131,361
Cost of revenues	46,546	39,960	140,154	105,563
Gross profit	11,842	8,792	32,037	25,798

Selling, general and administrative expenses	8,996	7,477	26,650	21,988
Settlement and other charges	-	-	1,975	-
Depreciation and amortization	522	487	1,595	1,526
Operating income	2,324	828	1,817	2,284

Interest expense	333	110	886	117
Other (income), net	(109)	(78)	(413)	(275)
Income before income tax expense	2,100	796	1,344	2,442

Income tax expense	419	210	335	907
Net income	1,681	586	1,009	1,535
Net loss attributable to non-controlling interest	(1,060)	(340)	(2,027)	(1,189)
Net income (loss) attributable to SPAR Group, Inc.	$621	$246	$(1,018)	$346

Basic net income (loss) per common share:	$0.03	$0.01	$(0.05)	$0.02

Diluted net income (loss) per common share:	$0.03	$0.01	$(0.05)	$0.02

Weighted average common shares – basic	20,654	20,602	20,650	20,633

Weighted average common shares – diluted	21,320	21,320	20,650	21,331

Net income	$1,681	$586	$1,009	$1,535
Other comprehensive (loss) income:
Foreign currency translation adjustments	(2,782)	(61)	(3,462)	681
Comprehensive (loss) income	(1,101)	525	(2,453)	2,216
Comprehensive loss (income) attributable to non-controlling interest	269	(318)	(393)	(1,523)
Comprehensive (loss) income attributable to SPAR Group, Inc.	$(832)	$207	$(2,846)	$693

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$6,988	$8,827
Accounts receivable, net	46,783	35,964
Prepaid expenses and other current assets	2,964	2,031
Total current assets	56,735	46,822

Property and equipment, net	2,902	2,712
Goodwill	3,783	1,836
Intangible assets, net	3,449	1,634
Deferred income taxes	2,562	3,055
Other assets	1,736	1,929
Total assets	$71,167	$57,988

Liabilities and equity
Current liabilities:
Accounts payable	$9,542	$7,341
Accrued expenses and other current liabilities	17,778	13,581
Due to affiliates	5,114	3,026
Customer incentives and deposits	499	1,539
Lines of credit and short-term loans	9,635	6,839
Total current liabilities	42,568	32,326
Long-term debt and other liabilities	3,220	107
Total liabilities	45,788	32,433

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized and available shares– 2,445,598 Issued and outstanding shares– None – September 30, 2018 and December 31, 2017	–	–
Common stock, $.01 par value: Authorized shares – 47,000,000 Issued shares – 20,680,717 – September 30, 2018 and December 31, 2017	208	207
Treasury stock, at cost 22,798 shares – September 30, 2018 and 104,398 shares – December 31, 2017	(26)	(115)
Additional paid-in capital	16,275	16,271
Accumulated other comprehensive loss	(3,518)	(1,690)
Retained earnings	3,945	4,977
Total SPAR Group, Inc. equity	16,884	19,650
Non-controlling interest	8,495	5,905
Total equity	25,379	25,555
Total liabilities and equity	$71,167	$57,988